EXHIBIT 99

                      NUEVO ENERGY COMPANY EMPLOYEE STOCK PURCHASE PLAN

                            (Effective March 1, 1998)

1.      PURPOSE

        The Nuevo Energy Company Employee Stock Purchase Plan (the "Plan") is designed to encourage and assist employees of Nuevo Energy Company ("Nuevo") and Subsidiaries (as defined in Section 4) (hereinafter collectively referred to as the "Company"), where permitted by applicable laws and regulations, to acquire an equity interest in Nuevo through the purchase of shares of common stock, $.01 par value, of Nuevo ("Common Stock"). It is intended that this Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.      ADMINISTRATION OF THE PLAN

        The Plan shall be administered and interpreted by the Compensation Committee (the "Committee") appointed by the Board of Directors of Nuevo (the "Board"), which Committee shall consist of at least two (2) "non-employee directors" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have complete discretion and all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (ii) construe or interpret the Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to the Plan.

        The Committee may act by decision of a majority of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by all members of the Committee without holding a formal meeting.

3.      NATURE AND NUMBER OF SHARES

        The Common Stock subject to issuance under the terms of the Plan shall be shares of Nuevo's authorized but unissued shares or previously issued shares reacquired and held by Nuevo. The aggregate number of shares which may be issued under the Plan shall not exceed 25,000 shares of Common Stock. All shares of Common Stock purchased under the Plan shall be counted against the 25,000 share limitation.

        In the event of any reorganization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the
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capital structure of Nuevo, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares of Common Stock available for purchase under the Plan and in the maximum number of shares which may be issued under the Plan, subject to the approval of the Board and in accordance with Section 20.

4.      ELIGIBILITY REQUIREMENTS

        Each "Employee" (as hereinafter defined), except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first "Enrollment Date" (as defined therein) following the day he becomes an Employee.

Participation in the Plan is voluntary.

        The following Employees are not eligible to participate in the Plan:

               (i) Employees who are "highly compensated employees," as defined in Code Section 414(q) and who participate in the Nuevo Energy Company Deferred Compensation Plan; and

               (ii) Employees who are customarily employed by the Company less than twenty (20) hours per week or less than five (5) months in any calendar year.

        Notwithstanding anything herein to the contrary, an Employee may not participate in this Plan if such Employee would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of Common Stock of all classes of Nuevo or any subsidiary (in determining stock ownership of an individual, the rules of Code
Section 424(d) shall be applied, and the Committee may rely on representations of fact made to it by the employee and believed by it to be true).

        "Employee" shall mean any individual employed by Nuevo or any Subsidiary (as hereinafter defined). "Subsidiary" shall mean any corporation (a) which is in an unbroken chain of corporations beginning with Nuevo if, on or after the Effective Date, each of the corporations other than the last corporation in the chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain and (b) which has adopted the Plan with the approval of the Board.

5.      ENROLLMENT

        For purposes of this Plan, the first day of each Purchase Period (as defined in Section 6) shall be an "Enrollment Date." Each eligible Employee of Nuevo or any Subsidiary as of March 1, 1998 (the "Effective Date" herein) may enroll in the Plan as of the Effective Date. Each other eligible Employee of Nuevo or a participating Subsidiary who thereafter becomes eligible to participate may enroll in the Plan on the first Enrollment Date following the date he first meets

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the eligibility requirements of Section 4. Any eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan on any subsequent Enrollment Date. In order to enroll or re-enroll, an eligible Employee must complete, sign and submit the appropriate form to the person designated by the Committee prior to the applicable Enrollment Date.

6.      METHOD OF PAYMENT

        Payment for shares of Common Stock is to be made as of the applicable "Purchase Date" (as defined in Section 9) with Employee contributions, which shall be made through payroll deductions on an after-tax basis (with no right of prepayment) over the Plan's designated purchase period (the "Purchase Period"), with the first such deduction commencing with the first payroll period ending after the Enrollment Date. Each Purchase Period under the Plan shall be a period of one month beginning on the first day of each calendar month and ending on the last day of such month or such other period as the Committee may prescribe. The initial Purchase Period shall commence on the Effective Date. Each participating Employee (hereinafter referred to as a "Participant") will authorize such deductions from his pay for each payroll period during the Purchase Period and such amounts will be deducted in conformity with his employer's payroll deduction schedule.

        Each Participant may elect to contribute to his account from one percent (1%) to twenty percent (20%) of his Compensation each payroll period, but not less than $10 during any payroll period (or such other dollar amounts and percentages as the Committee may establish from time to time before an Enrollment Date for all purchases to occur during the relevant Purchase Period). In establishing other dollar amounts and percentages of permitted contributions, the Committee may take into account the "Maximum Share Limitation" (as defined in Section 8). The rate of contribution shall be designated by the Participant in the enrollment form.

        "Compensation" shall mean wages as defined in Code Section 3401(a) and all other payments of compensation to a Participant by Nuevo (in the course of Nuevo's trade or business) for which Nuevo is required to furnish the Participant a written statement under Code Sections 6041(d) and 6051(a)(3). Compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). Notwithstanding anything herein to the contrary, Compensation shall not include reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits. Compensation shall include amounts that are not includible in the gross income of a Participant by reason of the application of Code Sections 125, 402(e)(3), 402(h) or 403(b).

        A Participant may elect to increase or decrease the rate of contribution effective as of the first day of the next Purchase Period by giving prior written notice to the person designated by the Committee on the appropriate form. A Participant may not elect to increase or decrease the rate of contribution during a Purchase Period. A Participant may suspend contributions during

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the Purchase Period by giving prior written notice to the person designated by the Committee on the appropriate form, at least ten (10) days prior to the last day of the Purchase Period. If a Participant elects to suspend his contributions, any contributions made during the Purchase Period prior to such suspension will be used to purchase stock at the end of the Purchase Period. Any Participant who suspends contributions during any Purchase Period cannot resume contributions during such Purchase Period and must re-enroll in the Plan in order to participate in a subsequent Purchase Period.

7.      CREDITING OF CONTRIBUTIONS AND DIVIDENDS

        Contributions shall be credited to a Participant's account as soon as administratively feasible after payroll withholding. Dividends on shares of Common Stock held in a Participant's account will be credited to such Participant's account and used to purchase shares of Common Stock at the market price on the date such shares are purchased. All Participants' accounts shall be held by a bank or financial institution designated by the Committee for this purpose (the "Custodian").

8.      GRANT OF RIGHT TO PURCHASE SHARES ON ENROLLMENT

        Enrollment in the Plan by an Employee on an Enrollment Date will constitute the grant by Nuevo to the Participant of the right to purchase shares of Common Stock under the Plan. Re-enrollment by a Participant in the Plan will constitute a grant by Nuevo to the Participant of a new opportunity to purchase shares of Common Stock on the Enrollment Date on which such re-enrollment occurs. A Participant will have shares of Common Stock purchased for him on the applicable Purchase Date, and he will automatically be re-enrolled in the Plan on the next Enrollment Date, unless, prior to the next such Enrollment Date, such Participant (a) terminates employment, (b) dies, (c) suspends his contributions to the Plan and does not re-enroll, or (d) notifies the person designated by the Committee on the appropriate form that he elects not to re-enroll.

        Each right to purchase shares of Common Stock under the Plan shall have the following terms:

               (i) the right to purchase shares of Common Stock during a particular Purchase Period shall expire on the earlier of: (A) the completion of the purchase of shares of Common Stock on the Purchase Date applicable to the Purchase Period, or (B) the date on which participation of such Participant in the Plan terminates for any reason;

               (ii) payment for shares of Common Stock purchased will be made only through Participant contributions and the crediting of dividends, if applicable, in accordance with Section 7;

               (iii) purchase of shares of Common Stock will be accomplished only in

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        accordance with Section 9;

               (iv) the purchase price per share of Common Stock will be determined as provided in Section 9;

               (v) the right to purchase shares of Common Stock (taken together with all other such rights then outstanding under this Plan and under all other similar stock purchase plans of Nuevo or any Subsidiary) will in no event give a Participant the right to purchase Common Stock at a rate which exceeds $25,000 in fair market value of the Common Stock (determined on the applicable Grant Date) for each calendar year in which an option to purchase shares of Common Stock granted to such Participant is outstanding at any time. Such limit shall be referred to herein as the "Maximum Share Limitation"; and

               (vi) the right to purchase shares of Common Stock will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

9.      PURCHASE OF SHARES

        The right to purchase shares of Common Stock granted by Nuevo under the Plan is for the term of a Purchase Period. The Fair Market Value of the Common Stock to be purchased during such Purchase Period will be determined on the first trading day during the Purchase Period or such other trading date designated by the Committee (the "Grant Date"). The Fair Market Value of the Common Stock will again be determined in the same manner on the last trading day during the Purchase Period or such other trading date designated by the Committee (the "Purchase Date"); however, in no event shall the Committee, in the exercise of its discretion, designate a Purchase Date beyond five (5) years from the related Grant Date or otherwise fail to meet the requirements of
Section 423(b)(7) of the Code. These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code.

        "Fair Market Value" means the closing price for a share of Common Stock as reported in The Wall Street Journal's NYSE-Composite Transactions listing for such day (corrected for obvious typographical errors), or if shares of Common Stock are not reported in such listing, the closing price on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or if such shares are not listed or traded on any national securities exchange, then the average of the reported "high" and "low" sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such prices shall not be reported thereon, the average between the closing bid and asked prices so reported, or, if such prices shall not be reported, then the average closing bid and asked prices reported by the national Quotation Bureau Incorporated, or, in all other cases, the value established by the Committee in good faith.

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        As of the Purchase Date, the Custodian shall apply the contributions to each Participant's account during the Purchase Period to the purchase of shares of Common Stock. The number of shares of Common Stock to be purchased for each Participant shall be determined by dividing (i) the amount contributed to the Participant's account during the Purchase Period, by (ii) the purchase price for the Purchase Period. The purchase price for the shares of Common Stock purchased during a Purchase Period shall be eighty-five percent (85%) of the Fair Market Value of Common Stock on the Purchase Date.

        Certificates evidencing shares of Common Stock purchased shall be delivered to the Custodian to be held in each Participant's account as soon as administratively feasible after the Purchase Date. Notwithstanding the foregoing, Participants shall be treated as the record owners of their shares of Common Stock effective as of the Purchase Date. Shares of Common Stock that are held by the Custodian shall be held in book entry form. If for any reason the purchase of shares of Common Stock with a Participant's allocations to the Plan exceeds or would exceed the Maximum Share Limitation, such excess amounts shall be refunded to the Participant as soon as practicable after such excess has been determined to exist.

        If as of any Purchase Date the shares of Common Stock authorized for purchase under the Plan are exceeded, enrollments shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares of Common Stock due to excess enrollment shall be refunded as soon as administratively feasible. The Committee in its discretion may also provide that excess enrollments may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations set forth under Section 423 of the Code.

10.     WITHDRAWAL OF SHARES AND SALE OF SHARES

               (a) WITHDRAWAL OF SHARES. A Participant may elect to withdraw (without withdrawing from participation in the Plan) shares of Common Stock in his account at any time after the expiration of one year from the Purchase Date on which such shares were purchased by giving notice to the Custodian. Upon receipt of such notice, the Custodian will arrange for the issuance and delivery of certificates for such shares held in the Participant's account as soon as administratively feasible. The Participant may be charged a reasonable fee for each such certificate.

               (b) SALE OF SHARES. A Participant may sell shares of Common Stock which are held in his account at any time after the expiration of one year from the Purchase Date on which such shares were purchased (unless such transaction would be deemed to be matchable for short-swing liability purposes under Section 16(b) of the Exchange Act) by giving notice to the Custodian. Upon receipt of such notice, the Custodian will arrange for the sale of such Participant's shares of Common Stock. Proceeds of a sale of Common Stock held in a Participant's account shall be paid to the Participant, less any

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fees related to the sale as described in Section 16.

11.     TERMINATION OF PARTICIPATION

        The right to participate in the Plan terminates immediately when a Participant ceases to be an Employee for any reason whatsoever (including death, unpaid disability or when the Participant's employer ceases to be a Subsidiary) or the Participant otherwise becomes ineligible. Participation terminates immediately after the Purchase Date if the Participant is not re-enrolled in the Plan for the next Purchase Period or if the Participant has suspended contributions during any Purchase Period and has not re-enrolled in the Plan for the next Purchase Period. After termination of participation for any reason, any contributions made to the Plan during the Purchase Period in which the termination of participation occurs shall be used to purchase shares of Common Stock on the Purchase Date. With respect to a termination of participation for reasons other than death, the Committee shall direct the Custodian to pay to the Participant or his legal representative cash amounts representing any fractional shares of Common Stock credited to his account and (unless participation has resumed) to cause a certificate for the number of whole shares of Common Stock held in his account to be delivered to the Participant or his legal representative as soon as administratively feasible after the expiration of one year from the Purchase Date on which such shares were purchased. For purposes of the Plan, a Participant is not deemed to have terminated his employment if he transfers employment from Nuevo to a Subsidiary, or vice versa, or transfers employment between Subsidiaries.

12.     UNPAID LEAVE OF ABSENCE

        Shares of Common Stock will be purchased for a Participant's account on the Purchase Date next following commencement of an unpaid leave of absence by such Participant. The number of shares of Common Stock to be purchased will be determined by applying to the purchase the amount of the Participant's contributions made during the Purchase Period up to the commencement of such unpaid leave of absence. If the Participant's unpaid leave of absence both commences and terminates during the same Purchase Period and he has resumed eligible employment prior to the Purchase Date related to that Purchase Period, he may also resume contributions immediately, and shares of Common Stock will be purchased for him on such Purchase Date as otherwise provided in Section 9.

13.     DEATH

        Each Participant may designate (in accordance with the procedure established by the Custodian) one or more beneficiaries in the event of death and may, in his sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the Custodian and shall control over any disposition by will or otherwise.

        As soon as administratively feasible after the death of a Participant, the Custodian shall pay to the Participant's designated beneficiaries or, in the absence of such designation, to the

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executor, administrator or other legal representative of the Participant's estate, cash amounts representing any fractional shares of Common Stock credited to his account, and shall cause a certificate for the number of whole shares of Common Stock held in the Participant's account to be delivered to the Participant's designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant's estate, as soon as administratively feasible after the expiration of one year from the Purchase Date on which such shares were purchased. Such payment shall relieve Nuevo of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

14.     ASSIGNMENT

        Except as provided in Section 13, the rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant, other than by will or the laws of descent and distribution. No purported assignment or transfer of such rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever, but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant's election to purchase Common Stock shall terminate, and the only obligation of Nuevo remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant's account. No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant's right to purchase shares of Common Stock under the Plan shall be exercisable only during the Participant's lifetime and only by him.

15.     VOTING OF COMMON STOCK

        The Custodian will vote the Common Stock held by it in accordance with instructions received from Participants with respect to shares of Common Stock credited to the Participants' accounts. The Custodian will transmit to Participants all proxy material and other reports furnished by Nuevo to its stockholders.

16.     COSTS

        All costs and expenses incurred in administering this Plan shall be paid by Nuevo. Any (i) brokerage fees for the sale of shares of Common Stock purchased under the Plan, or (ii) fees for registering shares of Common Stock held by the Custodian in a Participant's name shall be paid by the Participant.

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17.     REPORTS

        At the end of each calendar quarter, Nuevo shall provide or cause to be provided to each Participant a report of his contributions and the number of shares of Common Stock purchased with such contributions by that Participant on each Purchase Date.

18.     EQUAL RIGHTS AND PRIVILEGES

        All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Code Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with Code Section 423 or any successor provision of the Code shall without further act or amendment by Nuevo be reformed to comply with the requirements of Code Section 423. This Section 18 shall take precedence over all other provisions in the Plan.

19.     RIGHTS AS STOCKHOLDERS

        A Participant will have no rights as a stockholder under the election to purchase until he becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares of Common Stock for which payment has been completed as provided in Section 9.

20.     AMENDMENT AND TERMINATION

        The Board may amend or terminate the Plan at any time insofar as permitted by law. No amendment shall be effective unless within one (1) year after it is adopted by the Board it is approved by the stockholders of Nuevo:

               (i) if and to the extent such amendment is required to be approved by stockholders to continue the exemption provided for in Rule 16b-3; or

               (ii) if and to the extent such amendment is required to be approved by stockholders in order to cause the rights granted under the Plan to purchase shares of Common Stock to meet the requirements of
        Section 423 of the Code (or any successor provision).

        The Plan shall terminate after all Common Stock issued under the Plan has been purchased, unless terminated earlier by the Board or unless additional Common Stock is issued under the Plan with the approval of the stockholders. In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares of Common Stock under the Plan either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares of Common Stock under the Plan are terminated prior to

                                      -9-
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expiration, all funds contributed to the Plan which have not been used to purchase shares of Common Stock shall be returned to the Participants as soon as administratively feasible.

21.     BOARD AND STOCKHOLDER APPROVAL; EFFECTIVE DATE

        This Plan was approved by the Board. The Plan will become effective as of March 1, 1998, upon approval by the holders of a majority of the shares of outstanding Common Stock of Nuevo present, or represented, and entitled to vote at the 1998 Annual Meeting of Stockholders.

22.     GOVERNMENTAL APPROVALS OR CONSENTS

        This Plan and any offering or sale made to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 20, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

23.     LISTING OF SHARES AND RELATED MATTERS

        If at any time the Board or the Committee shall determine, based on opinion of legal counsel, that the listing, registration or qualification of the shares of Common Stock covered by the Plan upon any national securities exchange or reporting system or under any state or federal law is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Common Stock under the Plan, no shares of Common Stock will be sold, issued or delivered unless and until such listing, registration or qualification shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to legal counsel.

24.     EMPLOYMENT RIGHTS

        The Plan shall neither impose any obligation on Nuevo or on any Subsidiary to continue the employment of any Participant, nor impose any obligation on any Participant to remain the employ of Nuevo or of any Subsidiary.

25.     WITHHOLDING OF TAXES

        The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the purchase of Common Stock under the Plan.

26.     RESPONSIBILITY AND INDEMNITY

        Neither Nuevo, the Board, the Committee, any subsidiary of Nuevo, nor any member, officer, agent or employee of any of them, shall be liable to any Participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross

                                      -10-
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negligence or willful misconduct. Nuevo will indemnify and hold harmless the
Board, the Committee, any subsidiary of Nuevo, and any member, officer, agent or employee of any of them against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence or willful misconduct of such entity or person.

27.     GOVERNING LAW

        The Plan and rights to purchase shares of Common Stock that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the state of Texas.

28.     USE OF GENDER

        The gender of words used in the Plan shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

29.     OTHER PROVISIONS

        The agreements to purchase shares of Common Stock under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way be in conflict with the terms of the Plan.

        ADOPTED effective March 1, 1998.

                                            NUEVO ENERGY COMPANY

                                       By:________________________________

                                      Name:_______________________________

                                     Title:_______________________________